EXHIBIT 10.8
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                        SHAREHOLDERS AND VOTING AGREEMENT


                                  BY AND AMONG

                               PALWEB CORPORATION

                                       AND

                                THE SHAREHOLDERS

                     IDENTIFIED ON THE SIGNATURE PAGE HEREOF


                                 JANUARY 4, 2002






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                        SHAREHOLDERS AND VOTING AGREEMENT
                               PALWEB CORPORATION


            This SHAREHOLDERS AND VOTING AGREEMENT (this "Agreement") is made as of January 4, 2002, by and among PalWeb Corporation, a Delaware corporation (the "Company"), and each of the parties identified on the signature page hereof ("Shareholders").

                                   WITNESSETH:

            WHEREAS, as of January 4, 2002, the Company and the Shareholders entered into that certain Securities Purchase Agreement (the "Securities Purchase Agreement"), upon the terms and conditions of which Shareholders are purchasing from the Company, and the Company is issuing and selling to Shareholders, certain Preferred Shares and Warrants (as hereinafter defined); and

            WHEREAS, the Company and the Shareholders desire to enter into this Agreement in order, among other things, to set forth certain agreements among the Parties with respect to (i) the designation of persons to serve as members of the Board of Directors of the Company (the "Company Board"), (ii) the issuance of Preferred Stock (as hereinafter defined) and (iii) certain other matters;

            NOW, THEREFORE, in consideration of the premises, the terms and conditions set forth herein and the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

            SECTION l. l. DEFINITIONS.

            (a) For purposes of this Agreement, the terms set forth below shall have the following respective meanings:

            "Affiliate" means (i) with respect to any Person other than Shareholders, any other Person directly or indirectly Controlling or Controlled by, or under direct or indirect common Control with, such Person and (ii) with respect to Shareholders, any Person directly or indirectly Controlling or Controlled by, or under direct or indirect common Control with, Shareholders and any limited or general partner of Shareholders.

            "Annual Budget" means, with respect to any fiscal year of the Company, a budget prepared by the management of the Company and approved by 60% of the members of the Company Board which reflects, among other things, projected capital expenditures; general, administrative and marketing expenditures; and other costs and expenses expected to be incurred by the Company for such fiscal year, as the same may be subsequently revised by the
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management of the Company and reapproved by 60% of the members of the Company
Board from time to time for such fiscal year.

            "Board Designees" means the Westgate Board Designees and the Company Shareholders Board Designees and any Replacement Board Designee.

            "Book Value" of a share of Stock means the book value per share of such Stock, as determined by dividing the Total Equity attributable to such class of Stock as of the date of the most recent quarterly or year-end financial statements of the Company available on the date of determination by the total number of shares of such class of Stock outstanding as of the date of such financial statements. The term "Total Equity" attributable to a class of Stock means the sum of the par value, additional paid in capital and retained earnings attributable to such class of Stock, other than any shares of such class of Stock held in treasury of the Company, as determined in accordance with United States generally accepted accounting principles, in effect from time to time.

            "Bylaws" means, with respect to any corporation, the bylaws of such corporation (if any), as in effect from time to time on or after the date hereof.

            "Capital Stock" means, with respect to any corporation, all shares, interests, participations or other equivalents of capital stock of such corporation, however designated (including any debt instruments convertible into any shares of Capital Stock).

            "Charter" means, with respect to any corporation, the certificate or articles of incorporation (or similar governing document) of such corporation, as in effect from time to time on or after the date hereof.

            "Common Shares" means shares of common stock of PalWeb Corporation.

            "Common Share Equivalents" means securities convertible into, or exchangeable or exercisable for, Common Shares or other Capital Stock of such corporation, including, (subject to Section 1.2), all rights, warrants and options granted by such corporation to third parties or Shareholders or employees of such corporation.

            "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, seats on the board of directors, by contract or otherwise.

            "Hold" means, with respect to any Stock (i) to be the record holder of such Stock as shown on the books and records of the Company or (ii) to be the beneficial owner of such Stock; provided, that unless either (a) the officers of the Company responsible for maintaining the stock records of the Company, after due inquiry in the event of any transfer of record ownership of any Stock by a Shareholder, have actual knowledge that the Shareholder is the beneficial owner of any Stock or (b) the Shareholder has furnished to the Company a certificate certifying that such Shareholder is the beneficial owner of such Stock, the Company shall be

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entitled to assume that the record holder of any Stock is also the beneficial holder thereof, and the terms "held" and "holder" have correlative meanings.

            "HSR Act" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and as the same may be amended from time to time, and any successor statute thereto.

            "PalWeb Shareholders" means the Persons who are shareholders of the Company.

            "Party" means any Person who is a signatory to this Agreement.

            "Person" means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or any other entity or organization of any kind or character, including any government or any agency or political subdivisions thereof.

            "Preferred Stock" means Series 2001 12% Cumulative Convertible Senior Preferred Stock issued pursuant to the Securities Purchase Agreement.

            "Shareholders" means the parties to this Agreement as of the date hereof (other than the Company) and any other subsequent holder of Preferred Stock who becomes a party to this Agreement.

            "Stock" means any Common Shares and any Common Share Equivalents of the Company, in each case, whether issued prior to, on or after the date hereof.

            "Total Stock" means the total number of Common Shares which are issued and outstanding plus the total number of Common Shares that would be issued and outstanding assuming the exercise, exchange or conversion of all outstanding Common Share Equivalents.

            "Transfer" as to any Stock, means to sell, or in any other way directly or indirectly transfer, assign, distribute, pledge, encumber or otherwise dispose of, either voluntarily or involuntarily.

            "Transferee" means a Person that acquires any Stock, or any interest therein, as a result of a Transfer.

            "Transferor" means a Person that Transfers Stock, or any interest therein.

            "Voting Stock" means, with respect to any corporation, any Capital Stock or other securities of such corporation the holders of which are generally entitled to vote for members of the board of directors of such corporation.

            "Warrants" means, means the warrants issued by PalWeb Corporation to the Shareholder in the form attached as an Exhibit to the Securities Purchase Agreement.

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            "Westgate" means Westgate Investments, L.P., an Oklahoma limited partnership and one of the Shareholders.

            (b) Each of the terms below has the meaning set forth in the provision of this Agreement identified opposite such term in the following table:

               Term                                   Provision
               ----                                   ---------

        Agreement                                     Preamble
        Company                                       Preamble
        Company Board                                 Recitals
        Company Board Committee                       Section 2.2(a)(i)
        Replacement Board Designee                    Section 2.1(a)(iii)
        Shareholders                                  Recitals
        Securities Purchase Agreement                 Recitals
        Westgate Board Designees                      Section 2.1 (a)(i)
        Westgate Committee Designee                   Section 2.2(a)(i)
        Westgate Shareholder Board Designees          Section 2.1(a)(ii)

            SECTION 1.2. METHODOLOGY FOR CALCULATIONS. Except as otherwise expressly provided in this Agreement, for purposes of calculating (i) the number of Common Shares outstanding at any time, (ii) the number of Common Shares owned or held by a Party or any other Person at any time and (iii) related percentages, all Common Share Equivalents of the Company shall be treated as having been converted, exchanged or exercised for Common Shares at the then applicable conversion price, exchange price or exercise price if the then applicable conversion price, exchange price or exercise price is equal to or less than the then current fair market value of a Common Share as determined in good faith by the Company Board. Notwithstanding the foregoing, in no event shall the term Common Share Equivalents be deemed to include any options to purchase Common Shares granted to employees pursuant to a stock option plan, stock incentive plan or similar Company plan or program, in any calculation referred to above.

                                   ARTICLE II
                              CORPORATE GOVERNANCE

            SECTION 2.1. BOARD OF DIRECTORS.

            The Company shall at all times be managed by or under the direction of the Company Board, which shall consist of such number members as may be established by the Board and approved by Westgate so long as Westgate is entitled to designate members of the Board.

            (a) DESIGNATION.

            (i) Westgate Board Designees. For so long as Westgate holds either
      (i) at least 5% of the outstanding Preferred Stock, or (ii) at least 5% of the Common Shares,

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      Westgate shall have the right to designate at least two-thirds of the members of the Company Board (collectively, the "Westgate Designees").

            (ii) Company Shareholder Board Designees. From and after the date hereof, the PalWeb Shareholders shall have the right to elect the remaining members of the Company Board (the "Company Shareholder Board Designees").

            (iii) Vacancies. If any Board Designee shall be elected or appointed as a member of the Company Board but shall thereafter cease to serve as a member of the Company Board (whether as a result of his or her death or resignation or for any other reason) prior to the expiration of his or her term of office, the Person who designated such Board Designee shall have the right to designate another person (a "Replacement Board Designee") to fill the resulting vacancy in the Company Board.

            (b) COMPANY ACTION. The Company shall use its best efforts and take all action within its power to cause each Board Designee to be elected or appointed to serve as a member of the Company Board as promptly as practicable after the date upon which he or she has been so designated. Without limiting the generality of the foregoing, the Company shall take any of the following actions if required in order to effect the election or appointment of a Board Designee:

            (i) If there exists a vacancy on the Company Board, the Company shall take all necessary action within its power to cause such vacancy to be filled through the appointment of such Board Designee. If no such vacancy exists, the Company shall solicit and use its best efforts to obtain the resignation of one or more members of the Company Board so as to allow for the appointment of such Board Designee.

            (ii) If the Company Board is authorized by law to increase the number of members of the Company Board without approval of the shareholders of the Company, the Company shall take all necessary action within its power to increase the size of the Company Board and cause each newly created directorship to be filled by the appointment of a Board Designee.

            (iii) The Company shall nominate such Board Designee for election as a member of the Company Board at the next meeting of the shareholders at which members of the Company Board are to be elected and, in connection therewith, shall (w) name such Board Designee as a nominee of management in the form of proxy sent by management to the shareholders of the Company prior to such meeting, (x) include all required information regarding such Board Designee in the proxy statement sent by management of the Company to the shareholders of the Company prior to such meeting (which information shall, upon request, be furnished to management by the Person who designated such Board Designee), (y) recommend to the shareholders of the Company the election of such Board Designee and (z) vote in favor of such Board Designee all legally effective proxies received from shareholders of the Company that authorize or direct any officer or director of the Company, as proxy holder, to vote in the election of directors for

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      such Board Designee or which grant to any officer or director of the
      Company the power to exercise his or her discretion in voting in the election of directors.

            (c) SHAREHOLDER ACTION. Each Shareholder shall use its best efforts and shall take all action within its power (including, but not limited to, (i) attending all meetings of the shareholders of the Company for the purposes of ensuring that a quorum is obtained, (ii) voting all Voting Stock of the Company owned or held by such Shareholder at any meeting of the shareholders of the Company or, if under applicable law shareholders of the Company are permitted to take action by written resolution or consent in lieu of a meeting, executing any written resolution or consent with respect to all Voting Stock of the Company owned by such Shareholder and (iii) causing any person designated by it to serve as a member of the Company Board to vote on any matter presented for a vote of Company Board) to cause each Board Designee to be elected or appointed as a member of the Company Board in accordance with the provisions of this Section
2.1. In addition, each Shareholder shall vote all Voting Stock owned or held by such Shareholder against any resolution which may be proposed to remove any Board Designee that is serving as a member of the Company Board, unless the Party who designated such Board Designee otherwise requests in writing.

            SECTION 2.2. COMPANY BOARD COMMITTEES

            (a) DESIGNATION.

            (i) Westgate. So long as one or more Westgate Board Designees are serving as members of the Company Board, Westgate shall have the right to designate one of such Westgate Board Designees (an "Westgate Committee Designee") for appointment as a member of each committee of the Company Board (each, a "Company Board Committee").

            (ii) Vacancies. If any Westgate Committee Designee shall be appointed as a member of a Company Board Committee but shall thereafter cease to serve as a member of such Company Board Committee (whether as a result of his or her death or resignation or for any other reason) prior to the expiration of his or her term of office, Westgate shall have the right to designate another member of the Company Board for appointment to fill the resulting vacancy in such Company Board Committee.

            (b) COMPANY ACTION. The Company shall use its best efforts and take all action within its power to cause each Westgate Committee Designee to be appointed to serve on the applicable Company Board Committee as promptly as practicable after he or she has been designated to so serve. Without limiting the generality of the foregoing, the Company shall take all necessary action within its power to increase the size of any Company Board Committee and cause the newly created position on such Company Board Committee to be filled by the appointment of the Westgate Committee Designee. In addition, the Company shall use its best efforts and take all action within its power to ensure that an Westgate Committee Designee is not removed as a member of a Company Board Committee to which he or she has been appointed, unless Westgate otherwise requests in writing.

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            SECTION 2.3. CONTRACTUAL MANAGEMENT RIGHTS. In addition to the foregoing rights set forth in this Article Il, Westgate shall also have the right to routinely consult with, and advise, the management of the Company regarding the Company's operations. The management of the Company agrees to take into consideration any such advice received from Westgate. The Company acknowledges that the provisions of this Agreement, including those set forth in this Article II, are intended to provide Westgate with certain contractual management rights.

            SECTION 2.4. DIRECTORS' AND OFFICERS' INDEMNIFICATION

            (a) From time to time, at the request of any member of the Company Board or any Party entitled to designate such a member, the Company will investigate the feasibility and cost of obtaining a policy of directors' and officers' liability insurance covering each of the members of the applicable board of directors.

            (b) From time to time, at the request of any member of the Company Board or any Party entitled to designate a member of the Company Board, the Company Board will review and cause to be implemented (or in the case of the Charter of the Company, recommend for approval by the shareholders of the Company) any amendments to their Charter, Bylaws and other organizational documents which are proposed by such member of the Company Board or such Party for the purpose of ensuring that such organizational documents at all times provide for indemnification of, advancement of expenses to, and limitations on the personal liability of, the members of the Company Board to the fullest extent permitted under applicable law. This paragraph (b) may not be amended, repealed or otherwise modified in any manner adverse to any member of the Company Board, without the consent of at least 60% of the members of the Company Board.

            (c) Each of the members of the Company Board is intended to be a third-party beneficiary of the obligations of the Company pursuant to this
Section 2.4, and the obligations of the Company pursuant to this Section 2.4 shall be enforceable by each such individual.

            SECTION 2.5. EXPENSES. Upon receipt of proper documentation, the Company shall pay the reasonable out-of-pocket expenses incurred by each of the members of the Company Board in connection with performing his or her duties, including without limitation, the reasonable out-of-pocket expenses incurred by any such person in attending meetings of the applicable board of directors or any committee thereof.

            SECTION 2.6 CERTAIN RESTRICTIONS. Except as expressly provided herein or as may be approved in writing by each of the Shareholders, (i) no Shareholder shall grant any proxy with respect to any Stock owned or held by such Shareholder that would permit the proxy holder to vote such Stock in any manner that is inconsistent in any respect with the provisions of this Agreement and (ii) no Shareholder shall enter into or agree to be bound by any voting trust agreement, shareholders agreement or other agreement or arrangement of any kind with respect to any Stock that is inconsistent in any respect with the provisions of this Agreement.

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            SECTION 2.7. CERTAIN ACTIONS. The Company shall not take, and each
Shareholder shall use its best efforts and take all actions within its power to ensure that none of the following actions is taken by the Company or, if applicable, any of its subsidiaries, without the affirmative vote of at least 60% of the members of the Company Board:

            (a) any amendment to the Charter or Bylaws of the Company;

            (b) any consolidation with, or merger with or into, any Person, except for any merger of a wholly owned subsidiary of the Company with or into the Company in which the Company is the surviving entity and in which none of the securities held by any Shareholder are converted into or exchanged for any securities or other property;

            (c) except as contemplated by an Annual Budget, any sale, lease, transfer or other disposition of any of the properties or assets of the Company to any Person, other than sales, leases or other dispositions of assets in one transaction or a series of related transactions to the extent such sales, leases or other dispositions do not exceed in the aggregate the greater of 10% of the net book value of all fixed assets of the Company as of the beginning of the fiscal year in which such sales, leases or other dispositions are effected or $500,000;

            (d) any change in the general nature of the business of the Company;

            (e) the acquisition or issuance of any shares of Capital Stock of the Company or entering into any commitments or obligations or the grant of any options, warrants or rights of any kind to acquire or issue any such shares, other than as specifically contemplated by this Agreement and the Securities Purchase Agreement;

            (f) the incurrence of any funded indebtedness by the Company, except for indebtedness incurred as contemplated by an Annual Budget, incurred under the Company's primary credit facility or in an aggregate amount not exceeding $250,000;

            (g) any investment by the Company in any Person other than a wholly-owned subsidiary in an amount exceeding $100,000;

            (h) the payment of any dividends on Common Shares;

            (i) the filing of any petition seeking to reorganize the Company pursuant to, or to obtain relief under, any federal or state bankruptcy or insolvency law;

            (j) any dissolution, liquidation or winding-up of the affairs of the Company;

            (k) the appointment or dismissal of the chief executive officer, the president, the chief operating officer, the chief financial officer or any senior vice president of the Company; or

            (1) the making of any capital expenditures not approved in an Annual Budget in an aggregate amount exceeding $250,000 in any fiscal year.

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                                   ARTICLE III
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

            SECTION 3.1. REPRESENTATIONS AND WARRANTIES. Each Party represents and warrants to the other Parties as follows:

            (a) It has all requisite power, legal capacity and authority to execute, deliver and perform its obligations under this Agreement.

            (b) This Agreement has been duly and validly authorized, executed and delivered by it, and constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

            (c) The execution, delivery and performance of this Agreement by it does not (i) violate, conflict with, or constitute a breach of or default under its organizational documents, if any, or any material agreement to which it is a party or by which it is bound or (ii) violate any law, regulation, order, writ, judgment, injunction or decree applicable to it.

            (d) It is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with any provision of this Agreement or the rights of any Party hereunder.

            (e) If the Party is not a natural person, the consummation by the Party of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate, partnership or other action on the part of the Party. If the Party is acting otherwise than in his individual capacity (whether as an executor or a guardian or in any other fiduciary or representative capacity), all actions on the part of the Party and all other Persons (including any court) necessary for the authorization, execution, delivery and performance by the Party of this Agreement have been duly taken.

            SECTION 3.2. COVENANTS .

            (a) PUBLIC DISCLOSURES. Unless approved by the Company Board, the Company shall not disclose any material information related to this Agreement in any press release or other public announcement or in any document filed with any governmental entity, without the prior written consent of the Shareholders, unless such disclosure is required by applicable law or governmental regulations or by order of a court of competent jurisdiction, in which case prior to making such disclosure the Company shall give written notice to such Shareholder describing in reasonable detail the proposed content of such disclosure and shall permit such Shareholder to review and comment upon the form and substance of such disclosure.

            (b) CONFIDENTIALITY. Each Shareholder who receives any confidential information or other proprietary information or data from the Company or from any

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representative of the Company concerning the business of the Company (including without limitation information regarding strategic plans, planned acquisitions or dispositions, financing sources, operating performance, financial statements or other information), shall hold such information or data in strictest confidence and shall not disclose such information or data to any other Person or use such information or data for such Shareholder's own benefit or for the benefit of any other Person without the prior written consent of the Company.

            (c) ANNUAL BUDGET. The management of the Company shall prepare a proposed Annual Budget and submit it for the approval of the Company Board not later than the end of the fiscal year preceding the year to which the Annual Budget applies, which Annual Budget shall be approved no later than the end of the second month of the fiscal year to which such Annual Budget applies. The Company may periodically update and amend the Annual Budget and present a revised version to the Company Board. Upon such approval, the revised annual budget shall be the Annual Budget.


                                   ARTICLE IV
                                  MISCELLANEOUS

            SECTION 4.1. DURATION OF AGREEMENT. The rights and obligations of a Shareholder under this Agreement shall terminate at such time as Westgate no longer owns at least 5% of the Total Stock. This Agreement shall terminate and be of no further force and effect upon the earlier of (i) the date as of which Shareholders and its successors and assigns are no longer the holders of Stock or (ii) the tenth anniversary of the date hereof.

            SECTION 4.2. FURTHER ASSURANCES. At any time or from time to time after the date hereof, the Parties agree to cooperate with each other, and at the request of any other Party, to execute and deliver any further instruments or documents and to take all such further action as the other Party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the Parties hereunder.

            SECTION 4.3. AMENDMENT AND WAIVER. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective unless (i) in the case of a modification or amendment, it is approved in writing by the Company and the Shareholders owning at least a majority of the Total Stock owned by all Shareholders or (ii) in the case of a waiver, it is approved in writing by each Party entitled to the benefits thereof (it being understood that the grant of such a waiver shall not be unreasonably withheld by a Party so long as such Party and its rights under this Agreement would not be materially affected thereby). In addition, this Agreement may not be modified or amended in a manner that would deny to Shareholders certain contractual rights with respect to the Company without the written consent of the Shareholders. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

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            SECTION 4.4. SEVERABILITY. Whenever possible, each provision of this
Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

            SECTION 4.5. ENTIRE AGREEMENT. Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the Parties with respect to the subject matter hereof.

            SECTION 4.6. SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and each Shareholder and its respective successors and assigns, so long as they hold Stock. No Party shall have the right to assign its rights and obligations under this Agreement (a) without the prior written consent of each of the other Parties, which consent shall not be unreasonably withheld, and (b) unless the assignee of such Party executes a document in form reasonably satisfactory to the Company pursuant to which such assignee agrees to become a party to, and be bound by, this Agreement.

            SECTION 4.7. COUNTERPARTS. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

            SECTION 4.8. REMEDIES. Each Shareholder shall be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The Parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement, including without limitation any breach of Article 11, and that each Party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

            SECTION 4.9. NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered by hand, by telex or telecopier, or by certified or registered mail, postage prepaid and return receipt requested. Notices shall be deemed to have been given upon delivery, if delivered by hand, three business days after mailing, if mailed, one business day after delivery to the courier, if delivered by overnight courier service, and upon receipt of an appropriate electronic confirmation, if by telex or telecopier. Notices shall be delivered to the Company at the address set forth below and to any other recipient at the address indicated on Schedule 4.9 hereto and to any subsequent holder of Stock subject to this Agreement at such address as indicated by the records of the Company, or at such address or to the attention of such other Person as the recipient Party has specified by prior written notice to the sending Party. The addresses for the Company are as follows:

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                                                 Authorized Agent for Service
                                                 ----------------------------

      PalWebCorporation
      2500 S. McGee                              Crowe & Dunlevy
      Norman, Oklahoma  73072                    1800 Mid-America Tower
      Attention: Paul A. Kruger                  Oklahoma City, OK  73102

          with copies to:

          Michael M. Stewart
          Crowe & Dunlevy
          1800 Mid-America Tower
          20 North Broadway
          Oklahoma City, Oklahoma  73102


      Westgate Investments, L.P.                 William W. Pritchard
      320 South Boston Ave., Ste. 400            Hall, Estill, Hardwick, Gable,
      Tulsa, Oklahoma  74103-3708                Golden & Nelson, P.C.
      Attention: William W. Pritchard, Manager   320 South Boston Ave., Ste. 400
                                                 Tulsa, Oklahoma  74103-3708

            SECTION 4.10. GOVERNING LAW AND JURISDICTION.

            (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OKLAHOMA, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAWS WHICH WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION; PROVIDED, HOWEVER, THAT TO THE EXTENT THAT ANY MANDATORY, NON-WAIVABLE PROVISIONS OF LAW REQUIRE THAT THE LAWS OF THE JURISDICTION OF INCORPORATION OF THE COMPANY BE APPLIED WITH RESPECT TO MATTERS RELATING TO THE INTERNAL AFFAIRS OF THE COMPANY, THE LAWS OF ITS JURISDICTION OF INCORPORATION SHALL GOVERN SUCH MATTERS.

            (b) Each of the Parties hereby submits to the jurisdiction of the United States District Court for the Northern District of Oklahoma, Tulsa Division, in any action, suit or proceeding with respect to (i) any dispute or controversy arising in connection with this Agreement or the enforcement of the provisions of this Agreement and (ii) the enforcement of any award hereunder. The Company irrevocably appoints the agent for service specified opposite its name in Section 4.9 hereof as its authorized agent upon which process may be served in any related proceeding, and agrees that service of process upon such agent, and written notice of said service to the Company, by the person serving the same to the address provided in Section 4.9 hereof, shall be deemed in every respect effective service of process upon such Party in any such action, suit or proceeding. The Company further agrees to take any and all action as may be

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

necessary to maintain such designation and appointment of such agent in full force and effect until the expiration all representations and warranties hereunder.

            (c) To the extent enforceable in accordance with applicable law, each of the Parties hereby acknowledges and agrees that the submission by such Party to the jurisdictions referred to in paragraph (b) above shall be exclusive with respect to all actions, suits and proceedings specified therein, other than regarding the enforcement of any award thereunder. The Company hereby covenants not to bring any action, suit or proceeding in any jurisdiction other than those referred to in paragraph (b) above.

            (d) The provisions of this Section 4.10 shall be valid and enforceable notwithstanding the illegality, invalidity, or unenforceability of any other provisions of this Agreement.

            SECTION 4.11. HEADINGS. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

            SECTION 4.12. CONSTRUCTION. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

            IN WITNESS WHEREOF, the Parties have executed this Shareholders and Voting Agreement on the day and year first above written.

                                    THE COMPANY:

                                    PALWEB CORPORATION


                                    By: /s/ Paul A. Kruger
                                       -----------------------------------------
                                       Paul A. Kruger
                                       President


                                    THE SHAREHOLDERS:

                                    WESTGATE INVESTMENTS, L.P.
                                    By:  Westgate Capital Company, LLC,
                                         General Partner

                                    By: /s/ William W. Pritchard
                                       -----------------------------------------
                                       William W. Pritchard, Manager




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

                                    HIDALGO TRADING COMPANY, LC

                                    By: /s/ Paul A. Kruger
                                       -----------------------------------------
                                       Paul A. Kruger, Manager


                                    ONWARD, LLC.


                                    By: /s/ Paul A. Kruger
                                       -----------------------------------------
                                       Paul A. Kruger, Manager























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
                                                                    Schedule 5.9

                        Shareholder Addresses for Notice

Westgate Investments, L.P.
Attention:  William W. Pritchard
320 S. Boston, Suite 400
Tulsa, Oklahoma  74103
(918) 594-0496 (Facsimile)

Hidalgo Trading Company, LC and
Onward, LLC
Attention:  Paul A. Kruger
2500 S. McGee
Norman, Oklahoma  73072
(405) 360-5354 (Facsimile)























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